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                                                                     EXHIBIT (j)



            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We consent to the use of our report dated October 1, 1999 on the financial statements and financial highlights of SM&R Government Bond Fund, SM&R Primary Fund, SM&R Tax Free Fund, SM&R Money Market Fund, each a series of shares of SM&R Investments, Inc. (formerly SM&R Capital Funds, Inc.). Such financial statements and financial highlights appear in the 1999 Annual Report to Shareholders which appears in the Statement of Additional Information filed in the Post-Effective Amendment to the Registration Statement on Form N-1A of SM&R
Investments, Inc.   We also consent to the references to our Firm in the
Registration Statement and Prospectus.

                                                        TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
December 23, 1999